Strategic Partners Asset Allocation Funds
For the period ended 01/31/05
File number 811-08915

SUB-ITEM 77D
Policies With Respect to Security Investment

STRATEGIC PARTNERS ASSET ALLOCATION FUNDS
Strategic Partners Moderate Growth Fund
Strategic Partners High Growth Fund
Prospectus dated October 1, 2004
THE TARGET PORTFOLIO TRUST
International Equity Portfolio
Prospectus dated April 29, 2004
_______________________________________________________________________

Supplement dated January 27, 2005

How the Trust is Managed - Advisers and Portfolio Managers

Effective January 1, 2005, Ms. Gabriella Dixon, who had been splitting time between research and portfolio management, has returned to focusing full-time on sector research and will no longer be a portfolio manager of the international equity segments of each of the Strategic Partners Moderate Growth Fund and the Strategic Partners High Growth Fund series of the Strategic Partners Asset Allocation Funds (Asset Allocation) and the International Equity Portfolio of The Target Portfolio Trust (Target) managed by Lazard Asset Management LLC (Lazard). Ms. Dixon never relinquished her research responsibilities upon joining the portfolio management team, and is returning to Lazard's research platform and coverage of global financial.

The following replaces the description of the Lazard portfolio managers on page 43 of the Asset Allocation prospectus:

Beginning January 1, 2005, John R. Reinsberg, Michael A. Bennett, Gabrielle M. Boyle and Michael Powers manage the international equity segments of the Moderate Growth and High Growth Funds. Mr. Reinsberg is a Deputy Chairman of Lazard, and has been with Lazard since 1992. Mr. Bennett is a Managing Director of Lazard. He joined Lazard in 1992.
Ms. Boyle is a Senior Managing Director of Lazard, which she joined in 1993. Mr. Powers is a Managing Director of Lazard and has been with the firm since 1990.

The following replaces the description of the Lazard portfolio managers on page 51 of the Target prospectus:

Beginning January 1, 2005, JOHN R. REINSBERG, MICHAEL A. BENNETT, GABRIELLE M. BOYLE and MICHAEL POWERS manage the Portfolio. Mr.
Reinsberg is a Deputy Chair of Lazard, and has been with Lazard since 1992. Mr. Bennett is a Managing Director of Lazard. He joined Lazard in 1992. Ms. Boyle is a Senior Managing Director of Lazard, which she joined in 1993. Mr. Powers is a Managing Director of Lazard and has been with the firm since 1990.